Kelso Technologies Inc.
Consolidated Statements of Operations and Comprehensive Loss
For the four months ended December 31, 2012 and December 31, 2011
(Expressed in US Dollars)

	Four months	Four months
	ended	ended
	December 31,	December 31,
	2012	2011
	(Audited)	(Unaudited)

Revenues	$2,830,778	$263,382
Cost of Goods Sold	1,937,607	186,259

Gross Profit	893,171	77,123

Expenses
Management fees	146,727	127,641
Consulting and investor relations	74,083	80,607
Marketing	114,845	47,432
Research	36,802	59,008
Administrative salaries	58,876	75,477
Office and general	32,381	51,151
Rent	29,406	36,129
Travel	41,006	28,787
Accounting and legal	66,414	28,449
Foreign exchange loss (gain)	2,282	58,524
Share-based payments	167,656	48,609
Insurance	81,724	5,424
Automobile	6,164	7,114
License fees	11,413	2,479
Telephone	5,401	5,849
Bank charges	5,995	4,770
Gain on settlement of debt	-	(14,764)
Amortization of equipment and patent	1,008	10,817

	882,183	663,503

Net Loss and Comprehensive Gain (Loss) for the Period	$10,988	$(586,380)

Basic and Diluted Exercise (Loss) Per Share	$0.00	$(0.02)

Weighted Average Number of Common Shares Outstanding	38,562,337	33,049,529